Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-279521

Prospectus Supplement

(To Prospectus dated May 28, 2024)

Up to $3,500,000

Ordinary shares

We have entered into an At the Market Offering Agreement dated as of May 29, 2024 (the “ATM Agreement”), with H.C. Wainwright & Co., LLC (the “Manager”), relating to our ordinary shares, no par value, offered by this prospectus supplement and the prospectus supplement dated May 29, 2024 (the “May 29, 2024 supplement”) and prospectus dated May 28, 2024 (the “May 28, 2024 prospectus”). In accordance with the terms of the ATM Agreement, we may offer and sell our ordinary shares, from time to time through the Manager acting as our agent (the “ATM Offering”).

Our common stock is listed on The Nasdaq Capital Market under the symbol “VCIG.” On July 22, 2024, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.4746 per share.

We are filing this prospectus supplement to supplement and amend, as of July 23, 2024, our May 29, 2024 supplement and May 28, 2024 prospectus to reduce the maximum aggregate gross sales price of our ordinary shares that may be offered, issued and sold under the ATM Agreement from and after the date hereof to $3,500,000 (the “ATM Offering Size Reduction”), not including ordinary shares previously sold. Under the May 29, 2024 supplement, we initially registered up to $14,205,937 of our ordinary shares for offer and sale pursuant to the ATM Agreement. As of the date of the filing of this prospectus supplement, we have sold 2,147,230 ordinary shares that are covered by the May 29, 2024 supplement pursuant to the ATM Agreement for an aggregate gross sales price of $1,456,009.10.

The purpose of this prospectus supplement is to update our May 29, 2024 supplement to reflect the ATM Offering Size Reduction. Except as modified by this prospectus supplement, the terms of the ATM Offering remain unchanged, and the ATM Agreement remains in full force and effect.

Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell our common stock in a public primary offering with a value exceeding more than one-third of the aggregate market value of our voting and non-voting common equity held by non-affiliates in any 12-month period as long as the aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates is less than $75,000,000.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on pages S-6 and 4 of the May 29, 2024 supplement and May 28, 2024 prospectus, respectively, and in the documents incorporated by reference into the May 29, 2024 supplement and May 28, 2024 prospectus, as well as the risks and uncertainties described in other documents we file with the Securities and Exchange Commission, or SEC.

Neither the SEC nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus supplement, the May 29, 2024 supplement or the May 28, 2024 prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is July 23, 2024.